UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 17, 2006 (January 13, 2006)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1: Registrant’s Business and Operations

Item 1.01. Amendment of a Material Definitive Agreement

On January 13, 2006, USE and its subsidiary Crested Corp. (acting as their joint venture USECC) amended their December 8, 2004 Purchase and Sale Agreement with Uranium Power Corp. UPC has paid USECC US$2,152,011.89 pursuant to the amendment.

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The original agreement required UPC to pay USECC $800,000 and issue 750,000 shares of UPC stock on June 29, 2006, and pay an additional $800,000 and issue 750,000 more shares of UPC stock on December 29, 2006. UPC has paid the $1.6 million cash and the 1.5 million shares will be issued to USE and Crested in equal amounts of 750,000 shares.

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The original agreement required UPC to pay to USECC $1.5 million on April 29, 2006, and an additional $1.5 million on October 29, 2006. This payment schedule has been extended one year, to require the payments on April 29, 2007 and October 29, 2007, provided that UPC is required to pay 50% of all money it raises after January 13, 2006 until the two $1.5 million payments are made, regardless of the one year extension.

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The amendment requires UPC to pay USECC the $152,011.89 outstanding balance for the 2005 uranium property drilling program and an additional $400,000 of $775,440 budgeted for the first half of the 2006 drilling program. UPC has paid this $552,011.89.

The original agreement required UPC to pay a total of $4,050,000 and 4 million shares of UPC stock. However, the cash portion was subject to increase by $3 million (in two $1.5 million installments) if the uranium oxide price (long term indicator) attained or exceeded $30.00/lb for four consecutive weeks. This price benchmark was achieved on June 20, 2005, which resulted in the two $1.5 million payments being required on April 29 and October 29, 2006.

The original agreement required two additional payments each of $800,000 cash and 750,000 UPC shares (total $1,600,000 cash and 1,500,000 UPC shares) due on June 29, 2007 and December 29, 2007. These payment requirements have not been amended and remain due in accordance with the original agreement.

As provided for in the original agreement, UPC would own nothing in the properties subject to the agreement if UPC fails to make any payments on time.
Except as amended, the original agreement is unchanged. For more information on the original agreement, see the Form 8-K filed on December 13, 2004.

Item 9.01 Financial Statements and Exhibits

(b) Amendment to Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: January 17, 2006	By:	/s/Keith G. Larsen
CEO, U.S. Energy Corp.